Exhibit 10.37

MIDWEST AIR GROUP, INC.

PARTICIPANT SUPPLEMENTAL PLAN

As Amended and Restated Effective January 1, 2005

With Amendments Through January 1, 2007

ARTICLE 1.

PURPOSE AND DURATION

Section 1.1.

Purpose.  The Midwest Air Group, Inc. Participant Supplemental Plan (the “Plan”) provides benefits to certain employees of the Company and its Affiliates that are unable to be provided under the Company’s qualified retirement plans due to limits imposed by the Internal Revenue Code.

Section 1.2.

Restatement.  The Plan was last revised April 1, 2000, as an amendment and restatement of the Supplemental Benefit Plan to the Midwest Express Airlines Retirement Plan, which provided certain Participants benefits in addition to those provided under the Company’s qualified defined benefit pension plan, which was terminated effective March 31, 2000.  Effective January 1, 2005, the Plan is again amended and restated to comply with the requirements of Code Section 409A.   The Plan shall remain in effect until terminated by the Board pursuant to Section 8.14.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Section 2.1.

Definitions.  Wherever used in the Plan, the following terms shall have the meanings set forth below and, where the meaning is intended, the initial letter of the word is capitalized:

(a)

“Account” means the record keeping account maintained to record the interest of each Participant under Article 5 of the Plan.  An Account is established for record keeping purposes only and not to reflect the physical segregation of assets on the Participant’s behalf, and may consist of such subaccounts or balances as the Committee may determine to be necessary or appropriate.

(b)

“Affiliate” means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Code Section 414(b), or that is under common control with the Company within the meaning of Code Section 414(c).

(c)

“Beneficiary” means the person(s) or entity(ies) designated by a Participant to be his beneficiary for purposes of this Plan as provided in Section 6.1.

(d)

“Board” means the Board of Directors of the Company.

(e)

“Change of Control” shall occur on the date that:

(1)

Any person (including an entity) or persons acting as a group:

(a)

Acquires more than fifty percent (50%) of the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or

(b)

Acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) thirty-five (35%) of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”);

provided, however, that no Change of Control shall result from any acquisition by (x) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (y) any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such acquisition; or

(2)

A majority of the Company’s Board (the “Incumbent Board”) on January 1, 2005, cease for any reason to constitute at least a majority of the Board during any 12-month period, provided that any individual becoming a director whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board; or

(3)

Any person (including an entity) or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to more than 40% percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided that no Change of Control shall result from an acquisition by: (a) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its Company stock; (b) an entity 50% or more of, respectively, the then total value or total voting power of the then outstanding stock is then owned by the Company; (c) a person, or more than one person acting as a group, that owns directly or indirectly, 50% or more of the Outstanding Company Stock or Company Voting Securities; (d) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (c); or (e) any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such sale in substantially the same proportion as their ownership of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition.   For purposes hereof, “gross fair market value” means the value of the assets without regard to any liabilities associated with such assets.

All determinations of whether persons are considered to be acting as a “group” and any other determination regarding whether a Change of Control has occurred shall be determined in a manner consistent with and intended to comply with Code Section 409A.

(f)

“Code” means the Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time.  Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.

(g)

“Committee” means the Compensation Committee of the Board, or any successor thereto,

(h)

“Company” means Midwest Air Group, Inc., and its successors as provided in Section 8.10.

(i)

“ERISA” means the Employee Retirement Income Security Act of 1974, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time.  Any reference to a specific provision of ERISA shall be deemed to include reference to any successor provision thereto.

(j)

“Participant” means an employee of the Company or any Affiliate who meets the requirements of Section 3.2.  It is intended that those eligible to participate hereunder should at all times be limited to a select group of highly compensated management employees.  Where the context so requires, a Participant also means a former employee entitled to receive a benefit hereunder.

(k)

“Plan Year” means the calendar year.

(l)

“Retirement Account Plan” means the Midwest Air Group, Inc. Retirement Account Plan, or any successor plan thereto.

(m)

 “Savings Plan” means the Midwest Air Group, Inc. Savings and Investment Plan, or any successor plan thereto.

(n)

“Separation from Service” means a Participant’s termination of employment from the Company and all Affiliates, subject to the following rules:

(1)

If a Participant takes a leave of absence from the Company or an Affiliate for purposes of military leave, sick leave or other bona fide leave of absence, the Participant’s employment will be deemed to continue for the first six (6) months of the leave of absence, or if longer, for so long as the Participant’s right to reemployment is provided either by statute or by contract.  If the period of the leave exceeds six (6) months and the Participant’s right to reemployment is not provided by either statute or contract, the Participant will be considered to have incurred a Separation from Service on the first day of the seventh (7th) month of the leave of absence.

(2)

If a Participant provides insignificant services to the Company or an Affiliate, the Participant will be deemed to have incurred a Separation from Service.  For this purpose, a Participant is not considered to be providing insignificant services if he or she provides services at an annual rate of at least twenty percent (20%) of the services rendered by such individual, on average, during the immediately preceding three (3) calendar years of employment (or such lesser period of employment) and the annual remuneration for such services is not less than twenty percent (20%) of the average annual remuneration earned during the final three (3) full calendar years of employment (or such less period of actual employment).

(3)

If a Participant continues to provide services to the Company or an Affiliate in a capacity other than as an employee, the Participant will not be deemed to have Separated from Service if the Participant is providing services at an annual rate that is at least fifty percent (50%) of the services rendered by such individual, on average, during the immediately preceding three (3) calendar years of employment (or such lesser period of employment) and the annual remuneration for such services is at least fifty percent (50%) of the average annual remuneration earned during the final three (3) full calendar years of employment (or such less period of employment).

(o)

“Unforeseeable Emergency” means a severe financial hardship of the Participant, resulting from any of the following, as determined by the Committee:

(1)

an illness or accident of the Participant, his or her spouse or dependent (as defined in Code Section 152(a));

(2)

a loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or

(3)

other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

(p)

“Valuation Date” means the last day of each calendar quarter, as of which the Committee will determine the value of each Account.

Section 2.2.

Construction.  Wherever any words are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are use in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.  Titles of articles and sections are for general information only, and the Plan is not to be construed by reference to such items.

Section 2.3.

Severability.  In the event any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE 3.

PARTICIPATION

Section 3.1.

Restatement Date.  Each individual entitled to a benefit hereunder as of December 31, 2004, shall continue in participation hereunder on January 1, 2005.

Section 3.2.

New Participants.  Each active employee of the Company or any Affiliate who is not represented for collective bargaining purposes and whose annual base salary in the following Plan Year will be in excess of the limits specified in Code Section 401(a)(17) shall automatically become a Participant on December 31 of such year.  Effective July 1, 2007, each active employee of the Company or any Affiliate who is not represented for collective bargaining purposes shall automatically become a Participant as of the first day of the second calendar quarter (but not later than December 31) following the calendar quarter in which his or her annual base salary first exceeds the Code Section 401(a)(17) limit.

Section 3.3.

Cessation of Participant Status.  Once an employee has become a Participant, he or she shall continue as a Participant for all future Plan Years until his or her employment ends; provided that the Committee may terminate the active participation of any Participant effective the first day of any Plan Year.

ARTICLE 4.

FROZEN PENSION BENEFIT

Section 4.1.

Frozen Pension Benefit.  Participants in this Plan as of March 31, 2000, the date the Company’s qualified defined benefit pension plan was terminated, are eligible to receive a supplemental benefit hereunder as of such date (the “Frozen Accrued Benefit”).  Exhibit A attached hereto summarizes the list of such Participants and the amount of their monthly Frozen Accrued Benefit, payable at age 62 in the form of a single life annuity.  All Participants are fully vested in their Frozen Accrued Benefits.

Section 4.2.

Time of Distribution.  Upon a Participant’s Separation from Service for any reason, the Participant, or his Beneficiary in the event of his death, shall be entitled to payment of the Participant’s Frozen Accrued Benefit.  If the initial benefit payment date is prior to the Participant’s age 62, the Participant’s Frozen Accrued Benefit will be adjusted, using the factors specified on Exhibit A, so that the benefit payable is the actuarial equivalent to the Participant’s age 62 Frozen Accrued Benefit.

Section 4.3.

Distribution Election.  During the 2007 Plan Year, Participants who are in active employment will be permitted to make a distribution election and such election became effective and irrevocable as of December 31, 2007; provided that any such election is disregarded to the extent it would cause an acceleration of a payment into 2007 or delay a payment that would have been made in 2007 into a later year (based upon the terms of the Plan as in effect on December 31, 2004).  Such election shall be made in such form and manner as the Committee may prescribe. The election shall specify whether distribution of the Participant’s Frozen Accrued Benefit shall be made in a single lump sum or in three (3), five (5) or ten (10) annual installments.  In the absence of a valid distribution election, payment shall be made in five (5) annual installments.  Notwithstanding the foregoing, if the single sum actuarial equivalent value of the Participant’s Frozen Accrued Benefit at the date of his Separation from Service is $100,000 or less, such benefit shall be distributed in a single lump sum without regard to any distribution election then in effect.

Section 4.4.

Manner of Distribution.  The Participant’s Frozen Accrued Benefit shall be paid in cash in the following manner:

(a)

Lump Sum.  If payment is to be made in a lump sum, for those Participants whose Separation from Service occurs during the period January 1 through June 30, payment shall be made in January of the following year, and for those Participants whose Separation from Service occurs during the period from July 1 through December 31 of a year, payment shall be made in July of the following year.  The lump sum payment shall be the actuarial equivalent of the Participant’s Frozen Accrued Benefit as determined using the actuarial factors specified in Exhibit A.

(b)

Installments.  If payment is to be made in annual installments, the first annual payment shall be made, for those Participants whose Separation from Service occurs during the period January 1 through June 30, in January of the following year, and for those Participants whose Separation from Service occurs during the period from July 1 through December 31 of a year, in July of the following year.  The second annual payment shall be made in January of the second calendar year following the year in which the Participant’s Separation from Service occurred.  Each succeeding installment payment shall be made in January of each succeeding year.  The amount to be paid shall be the actuarial equivalent of the Participant’s Frozen Accrued Benefit as determined using the actuarial factors specified in Exhibit A.

ARTICLE 5.

ACCOUNT BALANCE BENEFIT

Section 5.1.

Annual Allocations.  On December 31 of each Plan Year, each Participant’s Account shall be credited with an amount equal to:

(a)

Matching Contributions. The excess, if any, of:

(1)

the amount of matching contributions that would have been credited under the Savings Plan without regard to the limitations imposed by reason of Code Section 415 or the limit on compensation under Code Section 401(a)(17); over

(2)

the amount of matching contributions actually allocated to the Participant under the Savings plan for such Plan Year;

provided the Participant has met the eligibility requirements to receive a matching contribution under the Savings Plan for such year; and provided further that the Committee may limit the amount credited as matching contributions hereunder for a Plan Year.

(b)

Profit-Sharing Contributions.  The excess, if any, of:

(1)

The amount of profit-sharing contribution the Participant would have been entitled to under the Savings Plan without regard to the limitations imposed by reason of Code Section 415 or the limit on compensation under Code Section 401(a)(17); over

(2)

The amount of profit-sharing contribution actually allocated to the Participant under the Savings Plan for such Plan Year;

provided the Participant has met the eligibility requirements to receive a profit-sharing contribution under the Savings Plan for such year.

(c)

Annual Retirement Account Contribution Credits.  The excess, if any, of:

(1)

The amount of retirement account (i.e., money purchase) contributions the Participant would have been entitled to under the Retirement Account Plan without regard to the limitations imposed by reason of Code Section 415 or the limit on compensation under Code Section 401(a)(17); over

(2)

The amount of retirement account contributions actually allocated to the Participant under the Retirement Account Plan for such Plan Year;

provided the Participant has met the eligibility requirements to receive a retirement account contribution under the Retirement Account Plan for such year.

Section 5.2.

Earnings.  The Account of each Participant shall be credited with earnings on each Valuation Date with  an amount equal to the Account balance on the preceding Valuation Date multiplied by 25% of the prime rate charged by M&I Marshall & Ilsely Bank as in effect on the preceding Valuation Date.

Section 5.3.

Vesting.  Allocations to a Participant’s Account shall be subject to the same vesting schedule that would have applied had the allocations been made to the Company’s qualified plans.

Section 5.4.

Distribution Election.  A Participant, within the first thirty  (30) days following his initial participation date, shall make a distribution election with respect to his Account.  Such election shall be made in such form and manner as the Committee may prescribe.  In addition, during the 2007 Plan Year, Participants who are in active employment will be permitted to make a new distribution election and such election became irrevocable as of December 31, 2007; provided that any such election is disregarded to the extent it would cause an acceleration of a payment into 2007 or delay a payment that would have been made in 2007 into a later year (based upon the terms of the Plan as in effect on December 31, 2004).  The election shall specify whether distributions shall be made in a single lump sum or in three (3), five (5) or ten (10) annual installments.  In the absence of a valid distribution election, payment shall be made in five (5) annual installments.  Notwithstanding the foregoing:

(a)

 A Participant may not make an initial distribution election under this Plan if he or she has already made an initial distribution election under another account balance deferred compensation plan of the Company or an Affiliate.  In such a case, the form of distribution elected by the Participant under such other plan shall be deemed the form of distribution elected under this Plan.

(b)

If the balance of the Participant’s Account at the date of his Separation from Service is $100,000 or less, such Account shall be distributed in a lump sum without regard to any distribution election then in effect.

Section 5.5.

Time of Distribution.  Upon a Participant’s Separation from Service for any reason, the Participant, or his Beneficiary in the event of his death, shall be entitled to payment of the vested balance of such Participant’s Account.

Section 5.6.

Manner of Distribution.  The Participant’s Account shall be paid in cash in the following manner:

(a)

Lump Sum.  If payment is to be made in a lump sum, for those Participants whose Separation from Service occurs during the period January 1 through June 30, payment shall be made in January of the following year, and for those Participants whose Separation from Service occurs during the period from July 1 through December 31 of a year, payment shall be made in July of the following year.  The lump sum payment shall be in an amount equal to the vested balance of the Participant’s Account as of the Valuation Date immediately preceding the distribution date.

(b)

Installments.  If payment is to be made in annual installments, the first annual payment shall be made, for those Participants whose Separation from Service occurs during the period January 1 through June 30, in January of the following year, and for those Participants whose Separation from Service occurs during the period from July 1 through December 31 of a year, in July of the following year.  The amount of the first annual payment shall be equal to the value of 1/10 (or 1/5 or 1/3 as applicable) of the vested balance of the Participant’s Account as of the Valuation Date immediately preceding the distribution date.  The second annual payment shall be made in January of the second calendar year following the year in which the Participant’s Separation from Service occurred, and shall be in an amount equal to the value of 1/9 (or ¼ or ½ as applicable) of the vested balance of the Participant’s Account as of the Valuation Date immediately preceding the distribution date.  Each succeeding installment payment shall be made in January of each succeeding year, and shall be determined in a similar manner, until the final installment which shall equal the then remaining vested balance of such Account as of the Valuation Date preceding such final payment date.

ARTICLE 6.

DEATH BENEFITS; UNFORESEEABLE EMERGENCY

Section 6.1.

Distribution Following Participant’s Death.

(a)

Distribution.  If a Participant dies prior to receiving his entire Frozen Accrued Benefit or the entire vested balance of his Account, the remaining benefit shall be paid to the Participant’s Beneficiary in a single lump sum as soon as practicable after the Participant’s death.  If a Participant’s Frozen Accrued benefit is to be paid to a Beneficiary, the single lump sum amount shall be determined using the actuarial factors specified on Exhibit A.

(b)

Designation of Beneficiary.  Each Participant may designate a Beneficiary in such form and manner and within such time periods as the Committee may prescribe.  A Participant can change his beneficiary designation at any time, provided that each beneficiary designation shall revoke the most recent designation, and the last designation received by the Committee while the Participant was alive shall be given effect.  If a Participant designates a Beneficiary without providing in the designation that the Beneficiary must be living at the time of distribution, the designation shall vest in the Beneficiary the distribution payable after the Beneficiary’s death, and such distribution if not paid by the Beneficiary’s death shall be made to the Beneficiary’s estate.  In the event there is no valid beneficiary designation in effect at the time of the Participant’s death, in the event the Participant’s designated Beneficiary does not survive the Participant, or in the event that the beneficiary designation provides that the Beneficiary must be living at the time of distribution and such designated Beneficiary does not survive to the distribution date, the Participant’s spouse (or if the Participant is not married, the Participant’s estate) will be deemed the Beneficiary and will be entitled to receive payment.  If a Participant designates his spouse as a beneficiary, such beneficiary designation automatically shall become null and void on the date the Committee receives notice of the Participant’s divorce or legal separation.

Section 6.2.

Distribution in Event of Unforeseeable Emergency.  If requested by a Participant while in the employ of the Company or an Affiliate and if the Committee determines that an Unforeseeable Emergency has occurred, all or part of the vested balance of the Participant’s Account under Article 5 may be paid out to the Participant in a cash lump sum.  The amount to be distributed shall only be such amount as is needed to alleviate the Participant’s Unforeseeable Emergency, including any Federal, state or local income taxes or penalties reasonably anticipated to result from the distribution, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause a severe financial hardship), or by cessation of deferrals under the Executive Deferred Compensation Plan.

ARTICLE 7.

CHANGE OF CONTROL

Notwithstanding any other provision of this Plan, upon a Change of Control: (a) the Account of each Participant then employed by the Company or an Affiliate shall become fully vested, and (b) within thirty (30) days following the Change of Control, each Participant (or Beneficiary thereof), including a Participant or Beneficiary in pay status, shall be paid a lump sum payment equal to the single sum actuarial equivalent present value of the Participant’s unpaid Frozen Accrued Benefit and the vested balance of the Participant’s Account.

ARTICLE 8.

GENERAL PROVISIONS

Section 8.1.

Other Payment Provisions.  Notwithstanding anything in the Plan to the contrary:

(a)

Earlier Distribution.  A distribution may be made prior to the date otherwise specified in the Plan if an amount deferred under this Plan is required to be included in income under Code Section 409A prior to the date such amount is actually distributed.  In such event, a Participant shall receive a distribution, in a lump sum as soon as practicable after the date the Plan fails to meet the requirements of Code Section 409A, of the amount required to be included in the Participant’s income as a result of such failure.

(b)

Delayed Distribution. A distribution may be delayed beyond the date it would have otherwise been paid under the Plan in the following circumstances:

(1)

If the Committee reasonably determines that a distribution will violate the terms of a loan agreement or other similar contract to which the Company or an Affiliate, as applicable, is a party, and if any such violation will cause material harm to the Company or Affiliate, the distribution shall be delayed until the first date that a violation will not occur or the violation will not cause material harm to the Company or an Affiliate.

(2)

If the Committee reasonably determines that the funds of the Company are not sufficient to make payment on the date specified in the Plan without jeopardizing the solvency of the Company, then the distribution shall be delayed until the earliest date on which making the distribution will not jeopardize the Company’s solvency.

(c)

Grandfathered Distributions.  If any Participant had begun receiving distributions under the terms of the Plan prior to January 1, 2006, such distributions shall continue to be paid in accordance with the distribution provisions of the Plan as in effect on December 31, 2004.

Section 8.2.

Administration of Elections.  All elections must be made in the form and manner and within such time periods as the Committee prescribes in order to be effective.

Section 8.3.

Accounts are For Record Keeping Purposes Only.  Accounts and the record keeping procedures described herein serve solely as a device for determining the amount of benefits accumulated by a Participant under the Plan, and shall not constitute or imply an obligation on the part of the Company or any Affiliate to fund such benefits.  In any event, the Company or an Affiliate may, in its discretion, set aside assets equal to part or all of such Account balances and invest such assets in Company stock, life insurance or any other investment deemed appropriate.  Any such assets, including Company stock, shall be and remain the sole property of the employer that set aside such assets, and a Participant shall have no proprietary rights of any nature whatsoever with respect to such assets.

Section 8.4.

Tax Withholding.  The Company shall have the right to deduct from any deferral or payment of cash made hereunder, or from any other amount due a Participant, the amount sufficient to satisfy the Company’s or Affiliate’s foreign, federal, state or local income tax withholding obligations with respect to such deferral or payment.  In addition, if  prior to the date of distribution of any amount hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, the Participant’s Frozen Accrued Benefit and/or Account balance shall be reduced by the amount needed to pay the Participant’s portion of such tax.

Section 8.5.

Offset.  The Company or Affiliate shall have the right to offset from any amount payable hereunder any amount that the Participant owes to the Company or any Affiliate without the consent of the Participant (or his Beneficiary, in the event of the Participant’s death).

Section 8.6.

Administration.

(a)

General.  The Committee shall have overall authority with respect to administration of the Plan.  If at any time the Committee shall not be in existence, then all determinations shall be made by the Board or an officer of the Company or other committee appointed by the Board.  The Committee may, in its discretion, delegate any or all of its authority and responsibility, and to the extent of any such delegation, any references herein to the Committee shall be deemed references to such delegee.  Interpretation of the Plan shall be within the sole discretion of the Committee.  If any delegee of the Committee shall also be a Participant or Beneficiary, any determinations affecting the delegee’s participation in the Plan shall be made by the Committee.

(b)

Authority and Responsibility.  In addition to the authority specifically provided herein, the Committee shall have the discretionary authority to take any action or make any determination it deems necessary for the proper administration of the Plan, including but not limited to:  (1) prescribe rules and regulations for the administration of the Plan; (2) prescribe forms for use with respect to the Plan; (3) interpret and apply all of the Plan’s provisions, reconcile inconsistencies or supply omissions in the Plan’s terms; (4) make appropriate determinations, including factual determinations, and calculations; and (5) prepare all reports required by law.

(c)

Decisions Binding.  The Committee’s determinations shall be final and binding on all parties with an interest hereunder, unless determined to be arbitrary and capricious.

Section 8.7.

Claims Procedures.

(a)

Initial Claim.  If a Participant or Beneficiary (the “claimant”) believes that he is entitled to a distribution from the Plan that was not provided, the claimant or his legal representative shall file a written claim for such benefit with the Committee no later than ninety (90) days following the date the distribution should have been made.  The Committee shall review the claim within 90 days following the date of receipt of the claim; provided that the Committee may determine that an additional 90-day extension is necessary due to circumstances beyond the Committee’s control, in which event the Committee shall notify the claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Committee expects to render a decision.  If the claimant’s claim is denied in whole or part, the Committee shall provide written notice to the claimant of such denial.  The written notice shall include:  the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and a description of the Plan’s review procedures (as set forth in subsection (b)) and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination upon review.

(b)

Request for Appeal.  The claimant has the right to appeal the Committee’s decision by filing a written appeal to the Committee within 60 days after the claimant’s receipt of the decision or deemed denial.  The claimant will have the opportunity, upon request and free of charge, to have reasonable access to and copies of all documents, records and other information relevant to the claimant’s appeal.  The claimant may submit with the appeal written comments, documents, records and other information relating to his appeal.  The Committee will review all comments, documents, records and other information submitted by the claimant relating to the claim, regardless of whether such information was submitted or considered in the initial claim determination.  The Committee shall make a determination on the appeal within 60 days after receiving the claimant’s written appeal; provided that the Committee may determine that an additional 60-day extension is necessary due to circumstances beyond the Committee’s control, in which event the Committee shall notify the claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Committee expects to render a decision.  If the claimant’s appeal is denied in whole or part, the Committee shall provide written notice to the claimant of such denial.  The written notice shall include:  the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim; and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.  If the claimant does not receive a written decision within the time period(s) described above, the appeal shall be deemed denied on the last day of such period(s).

(c)

ERISA Fiduciary.  For purposes of ERISA, the Committee shall be considered the named fiduciary and the plan administrator for the Plan.

Section 8.8.

Participant Rights Unsecured.

(a)

Unsecured Claim.  The right of a Participant or his Beneficiary to receive a distribution hereunder shall be an unsecured claim, and neither the Participant nor any Beneficiary shall have any rights in or against any amount credited to his Account or any other specific assets of the Company or a Affiliate.  The right of a Participant or Beneficiary to the payment of benefits under this Plan shall not be assigned, encumbered, or transferred, except as permitted under Section 6.1.  The rights of a Participant hereunder are exercisable during the Participant’s lifetime only by him or his guardian or legal representative.

(b)

Contractual Obligation.  The Company or an Affiliate may authorize the creation of a trust or other arrangements to assist it in meeting the obligations created under the Plan.  However, any liability to any person with respect to the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan.  No obligation of the Company or an Affiliate shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company or any Affiliate.  Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or a Affiliate and any Participant or Beneficiary, or any other person.

Section 8.9.

Amendment or Termination of Plan.

(a)

Amendment.  Subject to the provisions of Code Section 409A, the Board or the Committee may at any time amend the Plan, including but not limited to ceasing annual credits hereunder after the amendment effective date; provided, however, that no amendment may reduce or eliminate any Account balance accrued to the date of such amendment (except as such Account balance may be reduced as a result of investment losses allocable to such Account) without a Participant’s consent except as otherwise specifically provided herein.

(b)

Termination.  The Board may terminate the Plan in accordance with the following provisions.  Upon termination of the Plan, any deferral elections then in effect shall be cancelled.

(1)

The Board may terminate the Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts accrued under the Plan are distributed to the Participants or Beneficiaries, as applicable, in a single sum payment, regardless of any distribution election then in effect, in the later of: (A) the calendar year in which the Plan termination occurs or (B) the first calendar year in which payment is administratively practicable.

(2)

The Board may terminate the Plan at any other time. In such event, the amounts accrued under the Plan shall be distributed to the Participants or Beneficiaries, as applicable, in a single sum payment, regardless of any distribution election then in effect on the first anniversary of the date of the Plan termination.  This provision shall not be effective unless all other plans required to be aggregated with this Plan under Code Section 409A are also terminated.  Notwithstanding the foregoing, any payment that would otherwise be paid during the 12-month period beginning on the Plan termination date pursuant to the terms of the Plan shall be paid in accordance with such terms.  In addition, the Company or any Affiliate shall be prohibited from adopting a new plan (that would have been required to be aggregated with this Plan under Code Section 409A if this Plan had remained in effect) unless any Participant in this Plan is precluded from participating in the new plan for at least five years from the date of termination of this Plan.

Section 8.10.

Administrative Expenses.  Costs of establishing and administering the Plan will be paid by the Company.

Section 8.11.

Successors and Assigns.  This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participants and their heirs, executors, administrators, and legal representatives.

Section 8.12.

Governing Law; Limitation on Actions; Dispute Resolution.

(a)

Governing Law.  This Plan is intended to be a plan of deferred compensation maintained for a select group of management or highly compensated employees as that term is used in ERISA, and shall be interpreted so as to comply with the applicable requirements thereof.  In all other respects, the Plan is to be construed and its validity determined according to the laws of the State of Wisconsin (without reference to conflict of law principles thereof) to the extent such laws are not preempted by federal law.

(b)

Limitation on Actions.  Any action or other legal proceeding with respect to the Plan may be brought only after the claims and appeals procedures of Section 8.12 are exhausted and only within period ending on the earlier of (1) one year after the date claimant receives notice of a denial upon appeal (or the appeal is deemed denied) under Section 8.12(b), or (2) the expiration of the applicable statute of limitations period under applicable federal or state law.

EXHIBIT A

FROZEN ACCRUED BENEFIT

Participant	Monthly Frozen Accrued Benefit, Payable as a Single Life Annuity at Age 62
Tim Hoeksema	$11,977.56
Brenda Bendtsen-Skelton	$982.43
Carol Skornica	$182.07
Bob Bahlman	$732.85
David Reeve	$79.01

Actuarial equivalent factors: The interest rate and mortality table used under Code Section 417(e).  The interest rate shall be determined for the month of December preceding the Plan Year for which such rate will apply, and such rate will apply for the entire Plan Year.